One Federal Street Boston, MA 02110-1726 United States +1.617.341.7700 +1.617.341.7701

July 27, 2026

SunAmerica Series Trust

5300 Memorial Drive

Suite 1150, Houston, Texas 77007

Re: SunAmerica Series Trust

Ladies and Gentlemen:

We have acted as counsel to SunAmerica Series Trust (“Registrant”), a Massachusetts business trust, in connection with Post-Effective Amendment No. 141 under the Investment Company Act of 1940, as amended, to the Registrant’s registration statement on Form N-1A relating to the Registrant, and Post-Effective Amendment No. 140 under the Securities Act of 1933, as amended (“Securities Act”), to the Registrant’s registration statement on Form N-1A relating the issuance and sale of an indefinite number of shares of beneficial interest of the Registrant, established and designated as Class 1 and Class 3 shares of SA Franklin Core Fixed Income Portfolio, Class 3 shares of SA Franklin Large Cap Disciplined Growth Portfolio, and Class 3 shares of SA Franklin Mid Cap Core Portfolio (the “Registration Statement” and such classes of such portfolios, the “Shares”).

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Registrant’s Declaration of Trust and By-Laws, each as amended and restated to date.

Based upon and subject to the foregoing, we are of the opinion that the Shares proposed to be offered and sold pursuant to the Registration Statement, when sold for the consideration described in the Registration Statement, will be validly issued, fully paid, and non-assessable (except that, as shareholders of a Massachusetts business trust, under certain circumstances, as described in the Registration Statement, shareholders might be held personally liable for certain obligations of the Registrant).

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Morgan, Lewis & Bockius LLP Morgan, Lewis & Bockius LLP